Exhibit 4.5

Registration Rights Agreement Joinder

with respect to the

Registration Rights Agreement

for

Sky Growth Acquisition Corporation

$490,000,000 7 3/8% Senior Notes due 2020

September 28, 2012

Goldman, Sachs & Co.,

As representative of the several Purchasers

named in Schedule A hereto (the “Purchasers”)

c/o Goldman, Sachs & Co.

200 West Street,

New York, New York 10282

Ladies and Gentlemen:

Reference is hereby made to that certain Registration Rights Agreement, dated as of September 28, 2012 (the “Registration Rights Agreement”), between Sky Growth Acquisition Corporation, a Delaware corporation, and Goldman, Sachs & Co., as representative of the Purchasers, providing for the issuance and sale of the Securities (as defined therein). As a condition to the consummation of the offering of the Securities, in the event that the Merger Date occurs at the Time of Delivery (as defined in the Purchase Agreement referenced in the Registration Rights Agreement), each of Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), and each Guarantor (as defined in the Registration Rights Agreement) has agreed to join in the Registration Rights Agreement as of the date hereof. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the respective meanings given them in the Registration Rights Agreement.

The Company and each Guarantor hereby agrees for the benefit of the Purchasers, as follows:

1.	Each of the undersigned hereby acknowledges that it has received and reviewed a copy of the Registration Rights Agreement and all other documents it deems necessary to review in order to enter into this Registration Rights Agreement Joinder, and acknowledges and agrees to (i) join and become a party to the Registration Rights Agreement as indicated by its signature below; (ii) be bound by all covenants, agreements, representations, warranties and acknowledgements attributable to the Company or a Guarantor, as the case may be, in the Registration Rights Agreement, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of the Company or a Guarantor, as the case may be, pursuant to the Registration Rights Agreement.

2.	This Registration Rights Agreement Joinder does not cancel, extinguish, limit or otherwise adversely affect any right or obligation of the parties under the Registration Rights Agreement. The parties hereto acknowledge and agree that all of the provisions of the Registration Rights Agreement shall remain in full force and effect.

3.	The provisions of Section 9(c), (f) and (i) of the Registration Rights Agreement shall apply mutatis mutandis to this Registration Rights Agreement Joinder.

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PAR PHARMACEUTICAL COMPANIES, INC.

By:	/s/ Michael Tropiano
Name:	Michael Tropiano
Title:	Executive Vice President and Chief Financial Officer

PAR PHARMACEUTICAL, INC.

By:	/s/ Michael Tropiano
Name:	Michael Tropiano
Title:	Executive Vice President and Chief Financial Officer

ANCHEN INCORPORATED

By:	/s/ Michael Tropiano
Name:	Michael Tropiano
Title:	Executive Vice President and Chief Financial Officer

ANCHEN PHARMACEUTICALS, INC.

By:	/s/ Michael Tropiano
Name:	Michael Tropiano
Title:	Executive Vice President and Chief Financial Officer

PAR, INC.

By:	/s/ Michael Tropiano
Name:	Michael Tropiano
Title:	Vice President and Chief Financial Officer

KALI LABORATORIES, INC.

By:	/s/ Michael Tropiano
Name:	Michael Tropiano
Title:	Chief Financial Officer and Treasurer and Secretary

Accepted as of the date hereof, on its own behalf and on behalf of the other Purchasers:

GOLDMAN, SACHS & CO.

By:	/s/ Goldman, Sachs & Co.
Name:	Robert Ehudin
Title:	Authorized Signatory

Schedule A

Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Deutsche Bank Securities Inc.

Citigroup Global Markets Inc.

RBC Capital Markets, LLC

BMO Capital Markets Corp.